Exhibit 10.18

AMENDMENT SIX TO SOFTWARE DEVELOPMENT AGREEMENT

This Amendment Six ("Amendment Six") to the Software Development Agreement is made as of this 7th day of September, 2017 (the "Effective Date"), by and between Pala Interactive Canada, Inc. (formerly RealTime Edge Software Inc.) ("PALA") and Club Services, Inc. as successor-in-interest to Centaurus Games, LLC ("CSI") (collectively referred to as the "Parties").

WHEREAS, the Parties hereto entered into a Software Development Agreement dated as of September 16, 2008 (the "Original Agreement"), as amended by that certain Amendment One to the Software Development Agreement dated as of September 12, 2011, that certain Amendment Two to the Software Development Agreement dated as of March 29, 2012, that certain Amendment Three to the Software Development Agreement dated as of August 28, 2013, that certain Amendment Four to the Software Development Agreement dated as of April 24, 2014, that certain Amendment Five to the Software Development Agreement dated as of December 20, 2016 (collectively, the "Agreement"); and

WHEREAS, the Parties hereto desire to migrate CSI's subscription game model known as ClubWPT.com to PALA's HTML5 poker code base and extend the Term of the Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. In addition, the following terms will have the following meanings:

"HTML5 Code Base" means the web and downloadable poker subscription product developed by Pala and built with:

(a)	HTMLS poker use interface;
(b)	Pala Java back office platform and related web services; and
(c)	MySql database.

"Original Product" means the online gaming software defined as the "Product" in the Agreement.

2.	Term/Upon Termination. Section 8.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"8.1 This Agreement shall expire three (3) years after the Effective Date of Amendment Five (i.e., on December 20, 2019). Upon expiration of the Term, CSI may request extension of the Term for an additional one (1) year upon terms mutually agreed by the Parties by serving written notice to PALA at least ninety (90) days prior to the expiration of the then-existing Term. Such extension will require mutual agreement of the Parties. Upon expiration or any earlier termination of this Agreement, upon CSI's election, PALA shall deliver or cause to be delivered to CSI the Source Code and Additional Codes for the Original Product as described in Section 6 of the Agreement, as well as the HTMLS ClubWPT Source Code (as defined below). For greater certainty, it is confirmed that neither the source code for the HTMLS Code Base nor the HTMLS ClubWPT Source Code are required to be deposited in escrow pursuant to Section 6 of the Original Agreement, and the HTMLS Code Base will not be delivered or caused to be delivered to CSI upon expiration or any earlier termination of the Agreement."

1

3.	HTMLS Development and Migration.

(a)	Pursuant to Section 2.3 of the Agreement, and subject to the following provisions of this section, the Parties acknowledge and agree that PALA shall develop source code for the HTMLS poker table user interface for ClubWPT.com ("HTMLS ClubWPT Source Code") and thereafter migrate CSl's ClubWPT.com game model to PALA's HTMLS Code Base (the "HTMLS Migration"). It is understood and agreed that PALA owns the HTMLS Code Base and all intellectual property rights therein and all rights to any modifications, improvements, upgrades, enhancements or other changes thereto, and CSI will own the HTMLS ClubWPT Source Code and all intellectual property rights therein and all rights to any modifications, improvements, upgrades, enhancements or other changes thereto. During the Term of the Agreement, PALA will license to CSI, on a non-exclusive, non-sublicenseable, non-transferrable (subject to Section 11.7 of the Original Agreement), royalty-free basis, the right to use the HTMLS Code Base to operate the ClubWPT.com game model. PALA shall use commercially reasonable efforts to complete the HTMLS Migration by October 16, 2017.

(b)	From and after completion of the HTMLS Migration, it is understood and agreed that Section 2.2 of the Agreement (which, for greater certainty, was amended by Amendment Five described above) will apply and will be deemed to apply to Maintenance and Reporting Support with respect to the HTMLS Code Base instead of the Original Product, and CSI shall pay PALA a Monthly Fee totaling Six Thousand Six Hundred Sixty Six U.S. Dollars and Sixty Seven Cents ($6,666.67 USO) per month, payable as outlined by Section 2.2 of the Agreement.

(c)	Upon completion of the HTMLS Migration, the second sentence of Section 2.2 of the Agreement will be deleted and be of no further application.

(d)	Pursuant to Section 2.3 of the Agreement, the Parties acknowledge and agree that CSI shall pay PALA for the development of the HTMLS ClubWPT Source Code in the amount of Thirty Five Thousand U.S. Dollars ($35,000 USD) per month, payable in advance on the first day of each month within thirty (30) days after receipt of an invoice.

2

4.	Termination Rights. Sections 8.2 and 8.3 of the Agreement are hereby deleted in their entirety and replaced with the following:

"8.2 Upon expiration or termination of the current Term for any reason, in the event this Agreement is extended thereafter (whether through extension, amendment, renewal or otherwise) (an "Extended Term"), CSI will have the right, at any time during such Extended Term, to terminate this Agreement for convenience upon six (6) months written notice to PALA for any reason or no reason.

8.3 During any Extended Term, this Agreement may be terminated for convenience by PALA upon twelve (12) months written notice to CSL"

5.	Counterparts. This Amendment Six may be executed in one or more counterparts, each of which shall be deemed an original. Facsimile or electronic signatures shall be deemed originals.

6.	No Other Changes. Except as otherwise set forth herein, no other changes, amendments or modifications are made to the Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment Six as of the date and year first written above.

Pala Interactive Canada, Inc. (“PALA”)	Club Services, Inc. (“CSI”)

By: /s/ Jim Ryan	By: /s/ Adam Pliska
Name: Jim Ryan	Name: Adam Pliska
Its: President & CEO	Its: CEO/President

3